Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
May 15, 2015

Investor Relations:
Lisa Netz
Ambassadors Group, Inc.
(509) 568-7800

Ambassadors Group, Inc. Reports First Quarter 2015 Results

Spokane, WA, May 15, 2015 - Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel, today announced its results for the first quarter ended March 31, 2015. Highlights of the results are as follows:

Overview
•	Net loss of $6.6 million compared to a net loss before special items of $7.5 million during the first quarter of 2014. As a result of our seasonal business cycle, the Company typically incurs losses in the first quarter.

•	Gross revenue from continuing operations, including non-directly delivered programs, of $0.3 million during the first quarter of 2015 compared to $0.4 million in the prior year period. The Company traveled 114 delegates compared to 183 delegates in the first quarter of 2014.

•	Operating expenses for the quarter were $6.8 million, down 27.3 percent from $9.4 million in the prior year period excluding special items.

•	Cash totaled $78.6 million at March 31, 2015 compared to $64.4 million on March 31, 2014, a $14.2 million increase year-over-year. Deployable cash, as defined herein, totaled $31.7 million compared to $15.0 million in the prior year period.

•	Enrolled revenue for 2015 programs is down 17.6 percent year-over-year for all programs and 20.5 percent year-over-year for core Student Ambassadors Programs.

Financial Highlights
(in thousands except per share data)

	UNAUDITED
	Quarter ended March 31,
	2015	2014
Gross revenue, all travel programs	$390	$560
Gross margin, all travel programs	143	180
Operating expense from continuing operations	6,847	9,701
Operating expense from continuing operations before special items	6,847	9,412
Loss from continuing operations	(6,612)	(7,831)
Loss from continuing operations before special items	(6,612)	(7,542)
Income from discontinued operations, net of tax	-	280
Net loss	(6,612)	(7,551)
Net loss before special items	(6,612)	(7,590)
Net loss per diluted share	(0.39)	(0.45)
Net loss per diluted share before special items	(0.39)	(0.45)

Ambassador’s Group Chief Executive Officer, Philip Livingston commented:

“The first quarter is off-season for our business so the results of the period reflect costs of ongoing operations with little revenue.  As a result of restructuring over the last year, current quarter operating expenditures are down 30 percent year-over-year.  Our balance sheet is strong with $78.6 million in total cash and deployable cash of $31.7 million at March 31, 2015. Deployable cash is up $16.7 million over this time last year.  The increase largely stems from the sale of our corporate headquarters building and BookRags, as well as from our operating expenditure reductions.”

Livingston continued: “We are completing the planning for our upcoming summer programs and are looking forward to safely delivering approximately 14,000 travelers all over the world.  Our summer travel itineraries for high school and middle school students launch on June 2, with over 200 groups departing from all over the U.S.  Europe is the top destination, and Australia and Japan will also have good representation.  The typical group will have 40 students and four teacher-leaders, and will be traveling by planes, trains, and motor coaches with most of the students traveling internationally for the first time.”

Livingston concluded: “We have made the decision to largely eliminate our traditional direct-to-consumer marketing approach, due to the high costs and consistently declining effectiveness of direct mail marketing.  Whether alternative marketing strategies will prove to be feasible or viable is unclear.  We are continuing to evaluate our marketing channel alternatives.  Currently we have little visibility into our business for the 2016 travel year.”

First Quarter 2015 Results

During the first quarter of 2015, the Company traveled 114 delegates compared to 183 delegates with total revenue from continuing operations of $0.3 million compared to $0.4 million in the prior year quarter. We are a seasonal business and the majority of our revenue is earned during our peak travel months of June and July each year, therefore, the Company typically reports low revenue and a net loss during the first quarter.  Gross margin from continuing operations for the quarter was $0.1 million compared to $0.2 million in the first quarter of 2014, and gross margin percentage was 36.7 percent compared to 32.1 percent in the prior year period. Gross margin is calculated as the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs less cost of sales non-directly delivered programs and costs of sales directly delivered programs.

First quarter operating expenses from continuing operations were $6.8 million compared to $9.7 million in the prior year period, a $2.9 million, or 30 percent, decrease year-over-year.  Sales and marketing expenses were down 32.1 percent primarily related to lower marketing expenditures and reduced personnel expense based on headcount reductions year-over-year.  The Company is in the midst of changing its go to market and sales strategy and as a result, anticipates lower overall marketing expenditures throughout 2015 compared to prior years.  In addition, as a result of a headcount reduction initiated during the first quarter of 2015, personnel expenditures are also anticipated to be lower over prior years.  General and administrative costs are down $0.8 million compared to the first quarter of 2014, primarily due from a reduction in depreciation expense as well as lower expenditures overall from cost saving initiatives.

During the current year period, the Company did not record income tax expense due to the valuation allowance on its deferred tax assets recorded during the second quarter of 2014.  The prior year period includes an income tax benefit of $1.6 million.

During the third quarter of 2014, the Company announced it had consummated the sale of its wholly-owned subsidiary BookRags.  All prior year activities related to BookRags are reflected as discontinued operations.

The Company reported a net loss during the first quarter of 2015 of $6.6 million, or $0.39 per diluted share, compared to a net loss of $7.6 million, or $0.45 per diluted share, in 2014.

Balance Sheet and Liquidity

Total assets at March 31, 2015 were $87.5 million compared to $114.8 million one year ago.  Cash, cash equivalents and short-term available-for-sale securities increased $14.2 million to $78.6 million at March 31, 2015 compared to the balance at March 31, 2014.  Long-term assets totaled $1.8 million at March 31, 2015 compared to $32.0 million at March 31, 2014, the decrease impacted from the sale of the Company’s corporate headquarters building during the fourth quarter of 2014, significantly reducing the net book value of property and equipment, and from the sale of its BookRags subsidiary during the third quarter of 2014, resulting in the elimination of its intangible assets and goodwill that had been recorded upon its purchase.  Total liabilities were $55.6 million, including $50.3 million in participant deposits for future travel.  Participant deposits are down 17.0 percent from one year ago.  Deployable cash, a non-GAAP measure defined in the attached schedules, at March 31, 2015, totaled $31.7 million, a $16.7 million increase over March 31, 2014.

The below table summarizes the cash flows as further disclosed in the accompanying consolidated statements.  Free cash flow, a non-GAAP measure is defined as cash flow from operations less purchase of property, equipment and intangibles, is also noted (in thousands). We believe this non-GAAP measurement is useful to investors in understanding the cash generated or distributed within the current period for future use in operations.

	UNAUDITED Three months ended March 31,
	2015	2014
Net cash provided by operating activities	$17,442	$19,365
Purchases of property, equipment and intangibles	(336)	(760)
Free cash flow	17,106	18,605

Net purchase of available-for-sale securities	(14,627)	(15,489)
Other cash flows, net	19	(15)
Net increase in cash and cash equivalents	$2,498	$3,101

2015 Travel Season

As of May 10, 2015, enrolled revenue for 2015 travel programs was $82.0 million, down 17.6 percent from the same point last year, based on enrolled travelers of 13,998 compared to 16,430. Enrolled revenue for the Company’s core product, Student Ambassadors, is down 20.5 percent to $70.7 million compared to $89.0 million at the same date last year, based on enrolled travelers of 9,957 compared to 12,720. For the full year 2015, the Company estimates a range of between 9,000 and 10,000 total Student Ambassador travelers compared to 12,265 total travelers in 2014.

Enrolled revenue consists of estimated gross receipts to be recognized upon travel of an enrolled participant and revenue recognized for any delegates who have completed travel for the travel year referenced. Reported net enrollments consist of all participants who have enrolled in the Company’s programs less those that have already withdrawn, including travel that has been completed.  Enrolled revenue may not result in actual gross receipts eventually recognized by the Company due to both withdrawals from the Company’s programs and expected future enrollments.

About Ambassadors Group, Inc.

Ambassadors Group, Inc. (NASDAQ: EPAX) is an education and student travel company located in Spokane, Washington.  Additional information about Ambassadors Group, Inc. is available at www.peopletopeople.com and www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.

Forward-Looking Statements

This press release contains forward-looking statements regarding actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to international unrest, outbreak of disease, conditions in the travel industry, the direct marketing environment, changes in economic conditions, changes in foreign currency rates and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements to reflect any changes in expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be met. For a more complete discussion of certain risks and uncertainties that could cause actual results to differ materially from anticipated results, please refer to the Ambassadors Group, Inc. 10-K filed with the SEC on March 25, 2015, and its proxy statement filed with the SEC on March 30, 2015.

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	UNAUDITED
	Quarter ended March 31,
	2015	2014
Net revenue, non-directly delivered programs (1)	$94	$116
Gross revenue, directly delivered programs (2)	176	273
Total revenue	270	389
Cost of sales, directly delivered programs (2)	127	209
Gross margin (3)	143	180
Operating expenses:
Selling and marketing	4,530	6,672
General and administration	2,317	2,921
Restructuring costs	-	108
Total operating expenses	6,847	9,701
Operating loss	(6,704)	(9,521)
Other income (expense):
Interest and dividend income	129	131
Foreign currency and other income (expense)	(37)	3
Total other income (expense)	92	134
Loss before income tax benefit	(6,612)	(9,387)
Income tax benefit	-	1,556
Loss from continuing operations	(6,612)	(7,831)
Discontinued operations:
Income from discontinued segment	-	336
Income tax provision	-	(56)
Net income from discontinued operations	-	280
Net Loss	$(6,612)	$(7,551)

Weighted average shares outstanding – basic and diluted	16,955	16,755
Loss from continuing operations per share — basic and diluted	$(0.39)	$(0.47)
Income from discontinued segment per share — basic and diluted	$-	$0.02
Total net loss per share - basic and diluted	$(0.39)	$(0.45)

(1)	Net revenue, non-directly delivered programs consists of gross revenue, less program pass-through expenses for non-directly delivered programs because we primarily engage third-party operators to perform these services.

	UNAUDITED
	Quarter ended March 31,
	2015	2014	% Change
Gross revenue	$214	$287	-25%
Cost of sales	120	171	-30%
Net revenue	$94	$116	-19%

(2)	Gross revenue and cost of sales for directly delivered programs are reported as separate items because we plan, organize and operate all activities, including speakers, facilitators, events, accommodations and transportation.

(3)	Gross margin is calculated as the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs less cost of sales non-directly delivered programs and costs of sales directly delivered programs. Gross margin percentage is calculated as gross margin divided by the sum of gross revenue non-directly delivered programs and gross revenue directly delivered programs.

 AMBASSADORS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	UNAUDITED		AUDITED
	March 31,		December 31,
	2015	2014	2014
Assets
Current assets:
Cash and cash equivalents	$4,500	$12,574	$2,002
Restricted cash	400	-	400
Available-for-sale securities	74,058	51,834	59,502
Foreign currency exchange contracts	-	20	-
Prepaid program cost and expenses	6,607	14,661	1,335
Accounts receivable	53	1,312	666
Deferred tax assets	-	2,382	-
Total current assets	85,618	82,783	63,905
Property and equipment, net	1,690	17,925	2,429
Available-for-sale securities	-	723	-
Foreign currency exchange contracts	-	15	-
Intangibles	-	3,502	-
Goodwill	70	9,781	70
Other long-term assets	81	84	81
Total assets	$87,459	$114,813	$66,485

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$3,117	$3,339	$2,794
Participants’ deposits	50,290	59,877	23,161
Foreign currency exchange contracts	2,137	134	1,345
Deferred tax liabilities	18	-	18
Other liabilities	6	130	1
Total current liabilities	55,568	63,480	27,319
Participants’ deposits	11	712	-
Deferred tax liabilities	6	1,835	6
Total liabilities	55,585	66,027	27,325
Stockholders’ equity	31,874	48,786	39,160
Total liabilities and stockholders’ equity	$87,459	$114,813	$66,485

AMBASSADORS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (in thousands)

	UNAUDITED
	March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(6,612)	$(7,551)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	699	1,307
Stock-based compensation	289	202
Deferred income tax benefit	-	(1,484)
Loss on foreign currency exchange contracts	(99)	-
Loss on disposition and impairment of property and equipment	357	-
Excess tax shortfall from stock-based compensation	-	15
Change in assets and liabilities:
Accounts receivable and other assets	613	478
Prepaid program costs and expenses	(5,272)	(7,592)
Accounts payable, accrued expenses, and other current liabilities	327	(237)
Participants’ deposits	27,140	34,227
Net cash provided by operating activities	17,442	19,365

Cash flows from investing activities:
Purchase of available-for-sale securities	(14,627)	(15,609)
Proceeds from sale of available-for-sale securities	-	120
Purchase of property and equipment	(336)	(678)
Proceeds from sale of property and equipment	19	-
Purchase of intangibles	-	(82)
Net cash used in investing activities	(14,944)	(16,249)

Cash flows from financing activities:
Excess tax shortfall from stock-based compensation	-	(15)
Net cash used in financing activities	-	(15)

Net increase in cash and cash equivalents	2,498	3,101
Cash and cash equivalents, beginning of period	2,002	9,473
Cash and cash equivalents, end of period	$4,500	$12,574

SPECIAL ITEMS

During the third quarter of 2014, and in furtherance to its restructuring plan initiated in 2013, the Company announced it had consummated a sale of its wholly-owned subsidiary BookRags.  All activities related to BookRags during 2014 are reflected as discontinued operations, and for comparability of ongoing business activities, are included in special items below.  As a result, the operations as presented in the accompanying consolidated statements for the three months ended March 31, 2014 do not reflect a meaningful comparison between periods or in relation to the operational activities of the Company.  In order to provide more meaningful disclosure, the following table represents a reconciliation of certain earnings measures before special items to those same items after the impact of special items (in thousands except per share data).  There were no special items recorded during the first quarter of 2015.

	UNAUDITED
	Net Loss		EPS
	Three months ended March 31,		Three months ended March 31,
	2015	2014	2015	2014
Amount before special items	$(6,612)	$(7,590)	$(0.39)	$(0.45)
Discontinued operations, net of tax	-	280	-	0.02
Restructuring costs	-	(108)	-	(0.01)
Legal and other fees	-	(181)	-	(0.01)
Tax impact	-	48	-	-
Amount per consolidated statement of operations	$(6,612)	$(7,551)	$(0.39)	$(0.45)

DEPLOYABLE CASH

Deployable cash is a non-GAAP liquidity measurement and is calculated as the sum of cash and cash equivalents, short-term available-for-sale securities, and prepaid program costs and expenses, less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes) and participant deposits. We believe this non-GAAP measurement is useful to investors in understanding important characteristics of our business.

The following summarizes deployable cash at March 31, 2015 and 2014, (in thousands):

	UNAUDITED
	March 31,
	2015	2014
Cash, cash equivalents and short-term available-for-sale securities	$78,558	$64,408
Prepaid program cost and expenses	6,607	14,661
Less: Participants’ deposits	(50,301)	(60,589)
Less: Accounts payable / accruals / other liabilities	(3,123)	(3,469)
Deployable cash	$31,741	$15,011